EXHIBIT 23(A)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of FPL Group, Inc. on Form S-8 of (i) our report dated February 26, 2004 (which expresses an unqualified opinion and includes explanatory paragraphs relating to FPL Group, Inc.'s changes in 2003 in its methods of accounting for special-purpose entities and for asset retirement obligations and change in 2002 in its method of accounting for goodwill), appearing in the Annual Report on Form 10-K of FPL Group, Inc. for the year ended December 31, 2003, (ii) our report dated June 26, 2003, appearing in the Annual Report on Form 11-K of the FPL Group Employee Thrift Plan for the year ended December 31, 2002, and (iii) our report dated June 26, 2003, appearing in the Annual Report on Form 11-K of the FPL Group Bargaining Unit Employee Thrift Plan (formerly known as the Employee Thrift and Retirement Savings Plan for Bargaining Unit Employees of Florida Power & Light Company) for the year ended December 31, 2002.


/s/  Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Miami, Florida
April 26, 2004